FOR IMMEDIATE RELEASE	Exhibit 99.1

Investor / Media Contact:
Mel Stephens
(248) 447-1624

Investor Contact:
Ed Lowenfeld
(248) 447- 4380
Lear Reports Fourth Quarter and
Full Year 2010 Financial Results
          SOUTHFIELD, Mich., February 1, 2011 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical power management systems, today reported financial results for the fourth quarter and full year of 2010. Highlights include:
     Fourth Quarter 2010
•	Net sales of $3.2 billion, up 15% from a year ago

•	Core operating earnings of $150 million, up 30% from a year ago and the sixth consecutive quarter of year-over-year improvement

•	Adjusted earnings per share of $2.38

•	Free cash flow of $160 million
     Full Year 2010
•	Net sales of $12.0 billion, up 23% from a year ago

•	Core operating earnings of $627 million

•	Adjusted earnings per share of $8.83

•	Free cash flow of $429 million

•	Reduced total debt by $273 million

•	Year-end cash balance of $1.7 billion; total debt of $699 million
Business Conditions
     In the fourth quarter, global industry production improved 9% from a year ago, reflecting primarily growth in the emerging markets and industry recovery in North America. For the full year, global industry production increased by 25% from a year ago to a record 71.5 million vehicles, reflecting industry recovery in North America and Europe and continued rapid growth in the emerging markets.
     “2010 marked a year of recovery in our mature markets; however, industry production in North America and Europe remains below historical levels. We were able to achieve strong financial results and generate significant cash flow due to structural
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cost reductions and improvements in our manufacturing footprint implemented over the past several years. In addition, we completed a refinancing of our capital structure, and our balance sheet is in the best shape in our history. We continue to win new business globally and expect continued improvements in our operating performance in 2011,” said Bob Rossiter, Lear’s chief executive officer and president.
Fourth Quarter 2010 Financial Results
          For the fourth quarter of 2010, Lear reported net sales of $3.2 billion, pretax income of $119.3 million, including restructuring costs and other special items of $27.7 million, and diluted net income per share of $2.16. Income before interest, other (income) expense, income taxes, restructuring costs and other special items (core operating earnings) was $149.9 million, and adjusted diluted net income per share (adjusted earnings per share) was $2.38. This compares with net sales of $2.7 billion and core operating earnings of $115.5 million in the fourth quarter of 2009. Pretax income in the fourth quarter of 2009 is not comparable as a result of certain special items related to our financial restructuring. A reconciliation of core operating earnings to pretax income and adjusted earnings per share to diluted net income per share, as determined in accordance with accounting principles generally accepted in the United States (GAAP), is provided in the attached supplemental data pages.
          In the Seating segment, net sales were up 13% to $2.5 billion, and in the Electrical Power Management Systems segment, net sales were up 21% to $690.9 million. The increase in net sales in both segments was primarily driven by the improvement in global vehicle production and the addition of new business. Operating margins in both segments improved on a year-over-year basis, primarily reflecting the increase in sales.
          In the fourth quarter of 2010, free cash flow was $159.8 million, as compared with free cash flow of $11.3 million in the fourth quarter of 2009. Net cash provided by operating activities was $237.8 million and $67.4 million in the fourth quarters of 2010 and 2009, respectively. A reconciliation of free cash flow to net cash provided by operating activities, as determined in accordance with GAAP, is provided in the attached supplemental data pages.
Full Year 2010 Financial Results
          For the full year 2010, Lear reported net sales of $12.0 billion and pretax income of $486.0 million, including restructuring costs and other special items of $90.7 million, and diluted net income per share of $8.11. Core operating earnings were $627.3 million, and adjusted earnings per share were $8.83. This compares with net sales of $9.7 billion and core operating earnings of $106.8 million in 2009. Pretax income in 2009 is not comparable as a result of certain special items related to our financial restructuring. A reconciliation of core operating earnings to pretax income and adjusted earnings per share to diluted net income per share, as determined in accordance with GAAP, is provided in the attached supplemental data pages.
          In the Seating segment, net sales were up 20% to $9.4 billion, primarily driven by the improvement in global vehicle production. In the Electrical Power Management Systems segment, net sales were up 33% to $2.6 billion, primarily driven by the improvement in global vehicle production and the addition of new business. Operating margins in both segments improved on a year-over-year basis, reflecting the increase in sales and the benefit of cost savings from operational restructuring actions.
          Free cash flow in 2010 was $428.6 million, as compared with a use of cash of $155.5 million in 2009. In addition, the Company used a portion of its cash to reduce its total debt by $273 million in 2010. Net cash provided by (used in) operating activities was $621.9 million and $(175.2) million in 2010 and 2009, respectively. A reconciliation of free cash flow to net cash provided by (used in) operating activities, as determined in accordance with GAAP, is provided in the attached supplemental data pages.
          In 2010, the Company continued its comprehensive efforts to restructure its global operations for improved long-term competitiveness. Since mid-2005, Lear has been implementing a global operational restructuring initiative to (i) eliminate excess capacity and lower our operating costs, (ii) streamline our organizational structure and reposition our business for improved long-term profitability and (iii) better align our manufacturing footprint with the changing needs of our customers. Through the end of 2010, we have invested $809 million in connection with these activities, which have included the closure of 44 manufacturing and 11 administrative facilities and the location of more than half of our total facilities and approximately 80% of our employment in 20 low-cost countries. We anticipate that 2011 will be the last year of accelerated restructuring spending.
Full Year 2011 Financial Outlook
          Summarized below are highlights from our full year 2011 financial outlook, which was announced on January 10, 2011. Key 2011 assumptions include industry vehicle production of approximately 12.5 million units in North America, up 5% from 2010, 17.4 million units in Europe, flat with 2010, and 15.7 million units in China, up 8% from 2010. Our financial outlook is based on an average full year exchange rate of $1.33/Euro, flat with 2010.
          Lear expects 2011 net sales in the range of $12.6 to $13.0 billion and core operating earnings of $700 to $740 million. Free cash flow is expected to be approximately $400 million for the year. Interest expense for 2011 is estimated to be approximately $55 million. Pretax income before restructuring costs and other special items is estimated to be in the range of $645 to $685 million. Tax expense excluding restructuring costs and other special items is expected to be in the range of $120 to $125 million. Adjusted net income attributable to Lear is expected to be in the range of $500 to $535 million, and adjusted earnings per share are expected to be in the range of $9.20 to $9.85 per share.
          Pretax operational restructuring costs in 2011 are estimated to be about $125 million. Capital spending in 2011 is estimated to be approximately $250 million. Depreciation and amortization expense is estimated to be about $250 million in 2011.
Webcast Information
          Lear will webcast a conference call to review the Company’s fourth quarter and full year 2010 financial results and related matters on Tuesday, February 1, 2011, at 9:00 a.m. eastern standard time, through the Investor Relations link at

http://www.lear.com. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-973-200-3975 (international). The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and will be available until February 15, 2011, with a Conference I.D. of 28513070.
Non-GAAP Financial Information
          In addition to the results reported in accordance with GAAP included throughout this press release, the Company has provided information regarding “income before interest, other (income) expense, income taxes, restructuring costs and other special items (core operating earnings),” “pretax income before restructuring costs and other special items,” “adjusted net income attributable to Lear,” “adjusted diluted net income per share attributable to Lear (adjusted earnings per share),” “tax expense excluding restructuring costs and other special items” and “free cash flow” (each, a non-GAAP financial measure). Other (income) expense includes, among other things, non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with the Company’s factoring facilities, gains and losses related to certain derivative instruments and hedging activities, equity in net income of affiliates and gains and losses on the sales of assets. Adjusted net income attributable to Lear and adjusted earnings per share represent net income attributable to Lear and diluted net income per share attributable to Lear, respectively, adjusted for restructuring costs and other special items, including the tax effect thereon, and other discrete tax items. Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.
          Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, pretax income before restructuring costs and other special items, adjusted net income attributable to Lear, adjusted earnings per share and tax expense excluding restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.
          Core operating earnings, pretax income before restructuring costs and other special items, adjusted net income attributable to Lear, adjusted earnings per share, tax expense excluding restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for pretax income, net income attributable to Lear, diluted net income per share attributable to Lear, cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.
          For reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the investor relations link at http://www.lear.com.
          Given the inherent uncertainty regarding special items and other expense in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.
          In connection with the Company’s emergence from Chapter 11 bankruptcy proceedings on November 9, 2009, the Company adopted fresh-start accounting on November 7, 2009, in accordance with Accounting Standards Codification TM Topic 852, “Reorganizations,” which resulted in the Company being considered a new entity for financial reporting purposes. Accordingly, the Company’s financial statements subsequent to November 7, 2009, after giving effect to the adoption of fresh-start accounting (references to the Company for such periods, “Successor”), are not comparable to its financial statements for any period prior to November 7, 2009 (references to the Company for such periods, “Predecessor”). The financial information accompanying this earnings release provides Successor and Predecessor GAAP results and supplemental data for the applicable periods.
Forward-Looking Statements
          This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All such forward-looking statements contained or incorporated in this press release or in any other public statements which address operating performance, events or developments that the Company expects or anticipates may occur in the future, including, without limitation, statements related to business opportunities, awarded sales contracts, sales backlog and ongoing commercial arrangements, or statements expressing views about future operating results, are forward-looking statements. Actual results may differ materially from any or all forward-looking statements made by the Company. Important factors, risks and uncertainties that may cause actual results to differ materially from anticipated results include, but are not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition and restructuring actions of the Company’s customers and suppliers, changes in actual industry vehicle production levels from the Company’s current estimates, fluctuations in the production of vehicles or the loss of business with respect to a vehicle model for which the Company is a significant supplier, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the outcome of customer negotiations, the impact and timing of program launch costs, the costs, timing and success of restructuring actions, increases in the Company’s warranty, product liability or recall costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, the cost and availability of raw materials, energy and commodities, the Company’s ability to mitigate increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, the impact of pending legislation and regulations or changes in existing federal, state, local or foreign laws or regulations, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the Company’s ability to access capital markets on commercially reasonable terms, impairment charges initiated by adverse industry or market developments, the anticipated future performance of the Company, including, without limitation, the Company’s ability to maintain or increase revenue and gross margins, control future operating expenses and make necessary capital expenditures, and other risks described from time to time in the Company’s Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.
          The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
          Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical power management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 87,000 employees in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the internet at http://www.lear.com.

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Month		Two Month	One Month
	Period Ended		Period Ended	Period Ended
	Successor	Combined	Successor	Predecessor
	December 31,	December 31,	December 31,	November 7,
	2010	2009	2009	2009
Net sales	$3,156.5	$2,742.4	$1,580.9	$1,161.5

Cost of sales	2,921.6	2,578.0	1,508.1	1,069.9
Selling, general and administrative expenses	102.0	116.8	71.2	45.6
Amortization of intangible assets	6.9	5.0	4.5	0.5
Goodwill impairment charges	—	319.0	—	319.0
Interest expense	11.2	22.3	11.1	11.2
Other (income) expense, net	(4.5)	20.9	17.9	3.0
Reorganization items and fresh start accounting adjustments, net	—	(1,513.4)	—	(1,513.4)

Consolidated income (loss) before income taxes	119.3	1,193.8	(31.9)	1,225.7
Income taxes	(4.5)	(33.8)	(24.2)	(9.6)

Consolidated net income (loss)	123.8	1,227.6	(7.7)	1,235.3
Net income (loss) attributable to noncontrolling interests	6.7	(0.6)	(3.9)	3.3

Net income (loss) attributable to Lear	$117.1	$1,228.2	$(3.8)	$1,232.0

Diluted net income (loss) per share	$2.16		$(0.11)	$15.89

Weighted average number of diluted shares outstanding	54.2		34.5	77.5

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Twelve Month		Two Month	Ten Month
	Period Ended		Period Ended	Period Ended
	Successor	Combined	Successor	Predecessor
	December 31,	December 31,	December 31,	November 7,
	2010	2009	2009	2009
Net sales	$11,954.6	$9,739.6	$1,580.9	$8,158.7

Cost of sales	10,936.3	9,379.4	1,508.1	7,871.3
Selling, general and administrative expenses	452.7	447.9	71.2	376.7
Amortization of intangible assets	27.2	8.6	4.5	4.1
Goodwill impairment charges	—	319.0	—	319.0
Interest expense	55.4	162.5	11.1	151.4
Other (income) expense, net	(3.0)	65.3	17.9	47.4
Reorganization items and fresh start accounting adjustments, net	—	(1,474.8)	—	(1,474.8)

Consolidated income (loss) before income taxes	486.0	831.7	(31.9)	863.6
Income taxes	24.6	5.0	(24.2)	29.2

Consolidated net income (loss)	461.4	826.7	(7.7)	834.4
Net income (loss) attributable to noncontrolling interests	23.1	12.3	(3.9)	16.2

Net income (loss) attributable to Lear	$438.3	$814.4	$(3.8)	$818.2

Diluted net income (loss) per share	$8.11		$(0.11)	$10.55

Weighted average number of diluted shares outstanding	54.1		34.5	77.6

Lear Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	December 31,	December 31,
	2010	2009
ASSETS
Current:
Cash and cash equivalents	$1,654.1	$1,554.0
Accounts receivable	1,758.4	1,479.9
Inventories	554.2	447.4
Other	418.8	305.7

	4,385.5	3,787.0

Long-Term:
PP&E, net	994.7	1,050.9
Goodwill	614.6	621.4
Other	626.3	614.0

	2,235.6	2,286.3

Total Assets	$6,621.1	$6,073.3

LIABILITIES AND EQUITY
Current:
Short-term borrowings	$4.1	$37.1
Accounts payable and drafts	1,838.4	1,547.5
Accrued liabilities	976.0	808.1
Current portion of long-term debt	—	8.1

	2,818.5	2,400.8

Long-Term:
Long-term debt	694.9	927.1
Other	538.9	563.6

	1,233.8	1,490.7

Equity	2,568.8	2,181.8

Total Liabilities and Equity	$6,621.1	$6,073.3

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle)

	Three Months Ended
	Successor	Combined
	December 31,	December 31,
	2010	2009
Net Sales
Europe	$1,311.5	$1,208.2
North America	1,016.7	866.3
Asia	547.1	419.5
Rest of World	281.2	248.4

Total	$3,156.5	$2,742.4

Content Per Vehicle [1]
Europe	$302	$287
North America	$348	$316

Free Cash Flow [2]
Net cash provided by operating activities	$237.8	$67.4
Capital expenditures	(78.0)	(56.1)

Free cash flow	$159.8	$11.3

Depreciation and Amortization	$61.6	$64.4

Core Operating Earnings [2]
Pretax income	$119.3	$1,193.8
Interest expense	11.2	22.3
Other (income) expense, net	(4.5)	19.3	[3]
Restructuring costs and other special items - Goodwill impairment charges	—	319.0
Reorganization items and fresh start accounting adjustments, net	—	(1,513.3	) [4]
Costs related to restructuring actions	15.9	59.3
Other	8.0	15.1

Core Operating Earnings	$149.9	$115.5

Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$117.1
Restructuring costs and other special items - Costs related to operational restructuring actions	15.9
Other	11.8
Tax impact of special items and other net tax adjustments [5]	(15.7)

Adjusted net income attributable to Lear	$129.1

Weighted average number of diluted shares outstanding	54.2

Diluted net income per share attributable to Lear	$2.16

Adjusted earnings per share	$2.38

[1]	Content Per Vehicle for 2009 has been updated to reflect actual production levels.

[2]	See “Non-GAAP Financial Information” included in this press release.

[3]	Reported 2009 other expense, net of $20.9 million includes costs related to restructuring actions of $1.6 million included in amounts below.

[4]	Reported 2009 reorganization items and fresh start accounting adjustments, net of $(1,513.4) million includes costs related to restructuring actions of ($0.1) million included in amounts below.

[5]	Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature and their calculation is based on various assumptions and estimates.

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle and share data)

	Twelve Months Ended
	Successor	Combined
	December 31,	December 31,
	2010	2009
Net Sales
Europe	$4,974.2	$4,585.8
North America	4,047.7	2,944.7
Asia	1,879.8	1,308.6
Rest of World	1,052.9	900.5

Total	$11,954.6	$9,739.6

Content Per Vehicle [1]
Europe	$285	$294
North America	$340	$344

Free Cash Flow [2]
Net cash provided by (used in) operating activities	$621.9	$(175.2)
Net change in sold accounts receivable	—	138.5

Net cash provided by (used in) operating activities before net change in sold accounts receivable	621.9	(36.7)
Capital expenditures	(193.3)	(118.8)

Free cash flow	$428.6	$(155.5)

Depreciation and Amortization	$235.9	$263.7

Diluted Shares Outstanding at end of quarter [3]	54,166,717	36,954,733

Core Operating Earnings [2]
Pretax income	$486.0	$831.7
Interest expense	55.4	162.5
Other (income) expense, net	(3.0)	65.5	[4]
Restructuring costs and other special items - Goodwill impairment charges	—	319.0
Reorganization items and fresh start accounting adjustments, net	—	(1,470.9	) [5]
Costs related to restructuring actions	69.0	160.0
Fees and expenses related to capital restructuring	—	23.9
Other	19.9	15.1

Core Operating Earnings	$627.3	$106.8

Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$438.3
Restructuring costs and other special items - Costs related to operational restructuring actions	69.0
Other	21.7
Tax impact of special items and other net tax adjustments [6]	(51.6)

Adjusted net income attributable to Lear	$477.4

Weighted average number of diluted shares outstanding	54.1

Diluted net income per share attributable to Lear	$8.11

Adjusted earnings per share	$8.83

[1]	Content Per Vehicle for 2009 has been updated to reflect actual production levels.

[2]	See “Non-GAAP Financial Information” included in this press release.

[3]	Calculated using stock price at end of quarter. 2009 excludes certain shares related to outstanding convertible debt, as well as certain options, restricted stock units, performance units and stock appreciation rights, all of which were antidilutive.

[4]	Reported 2009 other expense, net of $65.3 million includes costs related to restructuring actions of $(0.2) million included in amounts below.

[5]	Reported 2009 reorganization items and fresh start accounting adjustments, net of $(1,474.8) million includes costs related to restructuring actions of $(3.9) million included in amounts below.

[6]	Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature and their calculation is based on various assumptions and estimates.